UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 8, 2017

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.        Other Events.
See MANAGEMENT’S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “Construction Program - Nuclear Construction” of The Southern Company (“Southern Company”) in Item 7 and Note 3 to the financial statements of Southern Company under “Retail Regulatory Matters - Georgia Power - Nuclear Construction” in Item 8 of Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2016. See also MANAGEMENT’S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “Construction Program - Nuclear Construction” of Southern Company and Note (B) to the Condensed Financial Statements under “Retail Regulatory Matters - Georgia Power - Nuclear Construction” in Southern Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 for additional information regarding the two new nuclear generating units under construction at Plant Vogtle (“Plant Vogtle Units 3 and 4”), including (1) the agreement among Georgia Power Company (“Georgia Power”), acting for itself and as agent for Oglethorpe Power Corporation, the Municipal Electric Authority of Georgia, and the City of Dalton, Georgia, acting by and through its Board of Water, Light, and Sinking Fund Commissioners, doing business as Dalton Utilities (collectively, the “Vogtle Owners”), and a consortium consisting of Westinghouse Electric Company LLC and WECTEC Global Project Services Inc. (together, “Westinghouse”), under which Westinghouse agreed to design, engineer, procure, construct, and test two AP1000 nuclear generating units and related facilities at Plant Vogtle (the “Vogtle 3 and 4 Agreement”); (2) the filing, by Westinghouse, for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code and the rejection by Westinghouse of the Vogtle 3 and 4 Agreement; (3) the guarantee by Toshiba Corporation (“Toshiba”) of certain obligations of Westinghouse under the Vogtle 3 and 4 Agreement (the “Toshiba Guarantee”) and

the settlement agreement among Georgia Power, the other Vogtle Owners, and Toshiba regarding the Toshiba Guarantee (the “Guarantee Settlement Agreement”); and (4) the $920 million of letters of credit from financial institutions delivered to the Vogtle Owners by Westinghouse (the “Letters of Credit”) to secure a portion of Westinghouse’s obligations under the Vogtle 3 and 4 Agreement.
Pursuant to the Guarantee Settlement Agreement, Toshiba acknowledged the amount of its obligation under the Toshiba Guarantee was $3.68 billion (the “Guarantee Obligations”), of which Georgia Power’s proportionate share was approximately $1.7 billion. The Guarantee Settlement Agreement provided for a schedule of payments for the Guarantee Obligations, beginning in October 2017 and continuing through January 2021. To date, Toshiba has made $455 million in scheduled payments of the Guarantee Obligations, of which Georgia Power’s proportionate share was approximately $208 million. Toshiba’s remaining scheduled payment obligations under the Guarantee Settlement Agreement are $3.225 billion, of which Georgia Power’s proportionate share is approximately $1.47 billion.
On December 8, 2017, Georgia Power, the other Vogtle Owners, MEAG Power SPVJ, LLC (“MEAG Power SPVJ”), MEAG Power SPVM, LLC (“MEAG Power SPVM”), MEAG Power SPVP, LLC (together with MEAG Power SPVJ and MEAG Power SPVM, the “MEAG SPVs”), and Toshiba entered into Amendment No. 1 to the Guarantee Settlement Agreement (the “Settlement Agreement Amendment”). The Settlement Agreement Amendment provides that, subject to the satisfaction or waiver of certain conditions precedent, the remaining payment obligations of Toshiba under the Guarantee Settlement Agreement (the “Remaining Scheduled Payments”) are due and payable in full on December 15, 2017. If Toshiba makes payment of the Remaining Scheduled Payments to Georgia Power, for the benefit of itself, the other Vogtle

Owners, and the MEAG SPVs, on or before December 15, 2017 and Toshiba delivers an officer’s certificate required under the Settlement Agreement Amendment, on the date of such payment, Toshiba will be deemed to be the owner of certain pre-petition bankruptcy claims of Georgia Power, the other Vogtle Owners, and the MEAG SPVs against Westinghouse (the “Assigned Rights”). In addition, the Settlement Agreement Amendment provides that upon payment by Toshiba of the Remaining Scheduled Payments, Georgia Power and the other Vogtle Owners will surrender the Letters of Credit. If payment of the Remaining Scheduled Payments by Toshiba and delivery by Toshiba of the officer’s certificate have not occurred or been waived by the Vogtle Owners and the MEAG SPVs before December 16, 2017 (or such later date as the Vogtle Owners and the MEAG SPVs may designate), the Settlement Agreement Amendment will automatically terminate.
In addition, on December 8, 2017, in connection with the Loan Guarantee Agreement dated February 20, 2014 (the “Loan Guarantee Agreement”), between Georgia Power and the United States Department of Energy (the “DOE”), the DOE consented to (i) Georgia Power’s entry into the Settlement Agreement Amendment, (ii) the release of the Assigned Rights from the lien of the security documents under the Loan Guarantee Agreement, and (iii) the surrender of the Letters of Credit (together, the “Consent Items”), and Georgia Power and the DOE entered into Amendment No. 4 (the “LGA Amendment”) to the Loan Guarantee Agreement to address the Consent Items. The LGA Amendment will become effective upon Georgia Power’s assignment of the Assigned Rights to Toshiba.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2017	THE SOUTHERN COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary

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